SUB-ITEM 77E: LEGAL
PROCEEDINGS


LEGAL
PROCEEDINGS


Since February 2004,
Federated and
related entities
(collectively,
?Federated?) have
been named as
defendants in several
lawsuits, that were
consolidated into a
single action in the
United States District
Court for the Western
District of
Pennsylvania,
alleging excessive
advisory fees
involving one of the
Federated-sponsored
mutual funds.
Without admitting the
validity of any claim,
Federated reached a
final settlement with
the Plaintiffs in these
cases in April 2011.